Exhibit 10.1

Officers at the level of senior vice president and above and one consultant to the Company participate in the Executive Health Plan. Participants are provided coverage for the same types of benefits available to employees generally (which include medical, dental, vision and pharmacy,) as well as reimbursement for the out-of-pocket costs (co-insurance, deductibles etc.) required under the basic plan. Participants are required to pay a portion of the premium.